Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Unless context otherwise requires, all references in this section to “FF Intelligent Mobility Global Holdings Ltd.” “FF” “we,” “us,” “our,” or “its” refer to FF Intelligent Mobility Global Holdings Ltd. and its consolidated subsidiaries.

FF is a California-based, global, shared, intelligent mobility ecosystem company founded in 2014 with a vision to disrupt the automotive industry.

On July 21, 2021 (the “Closing Date”), Faraday Future Intelligent Electric Inc. (f/k/a Property Solutions Acquisition Corp. (“PSAC”)), a Delaware corporation, consummated the previously announced business combination pursuant to that certain Agreement and Plan of Merger, dated as of January 27, 2021 (as amended, the “Merger Agreement”), by and among the PSAC, PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly-owned subsidiary of PSAC (“Merger Sub”), and FF. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into FF, with FF surviving the merger as a wholly-owned subsidiary of the Company (the “Business Combination”).

Upon the consummation of the Business Combination (the “Closing”), PSAC changed its name from Property Solutions Acquisition Corp. to Faraday Future Intelligent Electric Inc. (“FFIE”) and FFIE’s Common Stock began trading on The Nasdaq Global Select Market under the ticker symbol FFIE.

With headquarters in Los Angeles, California, FF designs and engineers next-generation, smart, electric, connected vehicles. FF intends to manufacture vehicles at its production facility in Hanford, California, with additional future production capacity needs addressed through a contract manufacturing partner in South Korea. FF has additional engineering, sales, and operational capabilities in China and plans to develop its manufacturing capability in China through a joint venture.

Since its founding, FF has created major innovations in technology and products, and a user-centered business model. These innovations enable FF to set new standards in luxury and performance that will redefine the future of intelligent mobility.

FF’s innovations in technology include its proprietary Variable Platform Architecture (“VPA”), propulsion system, and Internet Artificial Intelligence (“I.A.I”) system. The following combination of capabilities of FF’s products, technology, team, and business model distinguish FF from its competitors:

●	FF has designed and developed a breakthrough mobility platform — its proprietary VPA.

●	FF’s propulsion system provides a leading competitive edge in acceleration and range, enabled by an industry-leading inverter design, battery pack gravimetric energy density, and battery pack gravimetric power density.

●	FF’s advanced I.A.I. technology offers high-performance computing, high speed internet connectivity, Over the Air (“OTA”) updating, an open ecosystem for third party application integration, and a Level 3 autonomous driving-ready system, in addition to several other proprietary innovations that enable FF to build an advanced highly personalized user experience.

●	Since inception, FF has developed a portfolio of intellectual property, established its proposed supply chain, and assembled a global team of automotive and technology experts and innovators to achieve its goal of redefining the future of the automotive industry. As of the date of this report, FF has filed over 880 patents, and has been granted over 550 patents.

●	FF’s B2C (business-to-customer) passenger vehicle launch pipeline over the next five years includes the FF 91 series, FF 81 series, and FF 71 series.

●	FF intends to commercially launch the FF 91 during July 2022. FF believes that the FF 91 is the first fully connected car with individual connectivity that will provide each passenger a unique and personalized experience.

●	FF plans to commercially launch its second passenger vehicle, the FF 81, in 2023, which will be a premium, mass market electric vehicle positioned to compete against the Tesla Model S, Tesla Model X, the BMW 5-series, and the Nio ES8.

●	FF plans to develop a mass market passenger vehicle, the FF 71. FF expects to launch the FF 71 in 2024. The FF 71 will integrate full connectivity and advanced technology into a smaller vehicle size and is positioned to compete against the Tesla Model 3, Tesla Model Y, and the BMW 3-series.

●	FF plans to develop a Smart Last Mile Delivery (“SLMD”) vehicle to address the high-growth, last-mile delivery opportunity, particularly in Europe, China and the U.S. FF’s modular VPA facilitates entry into the last-mile delivery segment, allowing FF to expand its total addressable market and avenues of growth. FF plans to launch the FF SLMD vehicles in 2024.

FF has adopted a hybrid manufacturing strategy consisting of its refurbished manufacturing facility in Hanford, California as well as collaborating with a reputable contract manufacturing partner in South Korea. FF has established a framework agreement to explore the possibility of additional manufacturing capacity in China through a joint venture. All passenger vehicles as well as the SLMD vehicle are expected to be available for sales in the U.S., China, and Europe.

Emerging Growth Company Status

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable.

FFIE is an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of the extended transition period for new or revised financial accounting standards. Following the Closing Date, the Company expects to remain an emerging growth company at least through the end of 2021 and the Company expects to continue to take advantage of the benefits of the extended transition period, although it may decide to early adopt such new or revised accounting standards to the extent permitted by such standards. This may make it difficult or impossible to compare our financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.

Segment Information

FF has determined that FF operates as one reportable segment, which is the design, development, manufacturing, engineering, sale and distribution of electric vehicles and related products in the global market.

Impact of COVID-19 on FF’s Business

There continues to be worldwide impact from the COVID-19 pandemic. The impact of COVID-19 includes changes in consumer and business behavior, pandemic fears, market downturns, restrictions on business, and individual activities have created significant volatility in the global economy and have led to reduced economic activity. The spread of COVID-19 has also created a disruption in the manufacturing, delivery and overall supply chain of vehicle manufacturers and suppliers and has led to a global decrease in vehicle sales in markets around the world.

The pandemic has resulted in government authorities implementing numerous measures to try to contain the virus, such as travel bans and restrictions, quarantines, stay-at-home or shelter-in-place orders, and business shutdowns. For example, FF’s employees based in California have been subject to stay-at-home orders from state and local governments. These measures may adversely impact FF’s employees and operations, the operations of FF’s suppliers and business partners, and could negatively impact the construction schedule of FF’s manufacturing facility and the production schedule of the FF 91. In addition, various aspects of FF’s business and manufacturing facility cannot be conducted remotely. These measures by government authorities may remain in place for a significant period of time and could adversely affect FF’s construction and manufacturing plans, sales and marketing activities, and business operations.

In response to the pandemic, Congress passed the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) administered by the United States Small Business Administration. In 2020, FF received a Paycheck Protection Program (“PPP”) loan in the amount of $9.2 million. Under the terms of the CARES Act, recipients can apply for and receive forgiveness for all or a portion of loans granted under the PPP. Such forgiveness is determined, based on the use of the loan proceeds for certain permissible purposes as set forth in the PPP, including, but not limited to, payroll costs (as defined under the PPP), mortgage interest, rent or utility costs (collectively, “Qualifying Expenses”), and on the maintenance of employment and compensation levels during the eight-week period following the funding of the PPP Loan. No assurance is provided that we will be able to obtain forgiveness of the PPP Loan in whole or in part.

The vaccine is currently being administered. Any resurgence may slow down FF’s ability to ramp-up FF’s production program on time to satisfy investors and potential customers. Any delay to production will delay FF’s ability to launch the FF 91 and begin generating revenue. The COVID-19 pandemic could limit the ability of FF’s suppliers and business partners to perform, including third party suppliers’ ability to provide components and materials used in the FF 91. FF may also experience an increase in the cost of raw materials. FF does not anticipate any material impairments as a result of COVID-19; however, FF will continue to evaluate conditions on an ongoing basis. Even after the COVID-19 pandemic has subsided, FF may continue to experience an adverse impact to its business as a result of the global economic impact and any lasting effects on the global economy, including any recession that has occurred or may occur in the future. Refer to the Faraday Future Intelligent Electric Inc (“FFIE”) Form S-4 definitive proxy statement/consent solicitation statement/prospectus filed with the SEC on June 23, 2021, (the” Proxy/Prospectus”) section titled “Risk Factors.” for a full discussion of the risks associated with the COVID-19 pandemic.

Business Combination

On January 27, 2021, FF, PSAC, and PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of PSAC (“Merger Sub”) entered into the Agreement and Plan of Merger, as amended by the First Amendment to Agreement and Plan of Merger dated as of February 25, 2021 (“Merger Agreement”).

On July 21, 2021 (the “Closing Date”), the Company consummated the Business Combination pursuant to the Merger Agreement. Pursuant to the terms of the Merger Agreement, Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of PSAC. Upon the consummation of the Business Combination (the “Closing”), PSAC changed its name from Property Solutions Acquisition Corp. to Faraday Future Intelligent Electric Inc (“FFIE”). Upon completion of the Business Combination, FF became the successor registrant with the SEC, meaning that FF’s financial statements for previous periods will be disclosed in the registrant’s future periodic reports filed with the SEC. In connection with the closing of the Business Combination and the PIPE Financing on July 21, 2021, the Company received cash aggregating $991,053.

Concurrently with the Merger Agreement, PSAC entered into Subscription Agreements on January 27, 2021 (collectively and as amended, the “Subscription Agreements”) with certain accredited investors or qualified institutional buyers (collectively, the “Subscription Investors”). Pursuant to the Subscription Agreements, the Subscription Investors agreed to subscribe for and purchase, and PSAC agreed to issue and sell to such Subscription Investors, an aggregate of 76,140,000 shares of FFIE Class A Common Stock for a purchase price of $10 per share, or an aggregate of $761,400 in gross cash proceeds (the “Private Placement”). Pursuant to the Subscription Agreements, PSAC gave certain registration rights to the Subscription Investors with respect to the shares issued and sold in the Private Placement. The closing of the Private Placement occurred immediately prior to the Closing Date.

As part of the Closing, total direct and incremental transaction costs aggregated $93,280, of which $24,610 was expensed as part of the Business Combination and the remaining $68,670 was recorded to Additional Paid In Capital as equity issuance costs.

In conjunction with the Closing and through the date that the unaudited Condensed Consolidated Financial Statements were available to be issued, the Company paid $144,924 in cash and issued 25,869,594 shares of FFIE Class A Common Stock to settle liabilities of the Company, including: (i) notes payable principal amounts of $116,518 and accrued interest of $12,431; (ii) related party notes payable principal amounts of $60,104 and accrued interest of $8,584; (iii) interest in the Vendor Trust of $130,671, including payables of $110,035 and purchase orders in the amount of $8,380 related to goods and services yet to be received, and accrued interest thereon of $14,506; (iv) $19,791 of amounts due to vendors; and (v) $23,638 due to active and former employees. The Company concluded that the settlement of the related party notes payable and notes payables with shares of FFIE Class A Common Stock is substantive and therefore was accounted as an extinguishment. Accordingly, the Company will record a loss upon extinguishment of the notes payable and related party notes payable of $90,531 in the Condensed Consolidated Financial Statements for the three and nine months ended September 30, 2021.

Pursuant to the terms of the Merger Agreement, the outstanding shares of the Company held by FF Top Holding LLC (f/k/a FF Top Holding Ltd.) (“FF Top”)) converted into 64,000,588 shares of FFIE Class B Common Stock following the Business Combination. All other outstanding shares of the Company converted into 128,084,555 shares of FFIE Class A Common Stock following the Business Combination.

Holders of 20,600 shares of PSAC common stock exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from PSAC’s initial public offering, calculated as of two business days prior to the consummation of the Business Combination, which was approximately $10 per share, or $206. At Closing, each non-redeemed outstanding share of PSAC common stock was converted into one share of FFIE Class A Common Stock.

In conjunction with the Closing, the outstanding warrants issued to a US-based investment firm in conjunction with notes payable issued on various dates were adjusted to increase the shares allowed to be purchased from 10,198,958 shares of FFIE Class A Common Stock to 19,016,865 shares of FFIE Class A Common Stock in accordance with the anti-dilution provision included in the warrant agreements, as described in Note 9. Notes Payable.

While the legal acquirer in the Merger Agreement was PSAC, for financial accounting and reporting purposes under GAAP, FF was the accounting acquirer and the Business Combination was accounted for as a “reverse recapitalization.” A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the financial statements of FF in many respects. Under this method of accounting, PSAC was treated as the “acquired” company. For accounting purposes, FF was deemed to be the accounting acquirer in the transaction and, consequently, the transaction was treated as a recapitalization of FF (i.e., a capital transaction involving the issuance of stock by PSAC for the stock of FF). Accordingly, the consolidated assets, liabilities, and results of operations of FF became the historical financial statements of FFIE, and PSAC’s assets, liabilities, and results of operations were consolidated with FF’s on July 21, 2021. Operations prior to the Business Combination will be presented as those of FF in future reports. The net assets of PSAC were recognized at historical cost (which is expected to be consistent with carrying value), with no goodwill or other intangible assets recorded.

In addition, the Company’s existing shareholders, as of the Closing Date of the Business Combination until its fifth anniversary, would be entitled to contingent consideration of up to 25,000,000 additional shares of FFIE Class A Common Stock in the aggregate in two equal tranches upon the occurrence of each earnout triggering event (the “Earnout Shares”), as defined in the Merger Agreement:

●	The minimum earnout of 12,500,000 additional shares is triggered if the FFIE’s Class A Common Stock volume weighted average price (“VWAP”), as defined in the Merger Agreement, is greater than $13.50 per share for any period of twenty (20) trading days out of thirty (30) consecutive trading days (the “Minimum Target Shares”);

●	The maximum earnout of an additional 12,500,000 additional shares is triggered if the FFIE Class A Common Stock VWAP is greater than $15.50 for any period of twenty (20) trading days out of thirty (30) consecutive trading days, plus the Minimum Target Shares, if not previously issued.

The Earnout Shares will be recognized at fair value upon the closing of the Business Combination and classified in Stockholders’ Deficit. Because the Business Combination is accounted for as a reverse recapitalization, the issuance of the Earnout Shares will be treated as a deemed dividend and since the Company does not have retained earnings, the issuance will be recorded within APIC. The Company determined the fair value of the Earnout Shares at the Closing Date to be $293,853 based on a valuation using a Monte Carlo simulation with key inputs and assumptions such as stock price, term, dividend yield, risk-free rate, and volatility.

As a result of the Business Combination, FF became the successor to an SEC-registered and Nasdaq-listed company which will require FF to hire additional personnel, implement procedures and processes to address public company regulatory requirements and customary practices. FF expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees, internal and external accounting, legal and administrative resources, including increased audit and legal fees.

On June 24, 2021, the registration statement on Form S-4 (File No. 333-255027), initially filed with the U.S. Securities and Exchange Commission (“SEC”) on April 5, 2021 (as amended, the “Registration Statement”), relating to the Business Combination was declared effective by the SEC, and (ii) PSAC has established a record date of June 24, 2021 (the “Record Date”) and a meeting date of July 21, 2021 for its special meeting of stockholders (the “Special Meeting”), where the Business Combination was approved.

Recent Developments

FF accomplished the following major milestones during the six months ended June 30, 2021:

1.	Strengthened the Company’s leadership team and announced post-closing of the Business Combination Board of Directors:

a.	Named global post-closing Board of Directors following the recent signing of the Merger Agreement with PSAC.

b.	Appointed industry veteran Xuefeng (“Chris”) Chen as CEO of FF China to solidify US-China dual home market strategy.

2.	Notes payable financing:

a.	FF raised net proceeds of $111.6 million in notes payable financing to help advance the Company’s efforts towards FF 91 delivery.

3.	Conversion of related party notes and notes payable to equity:

a.	FF converted $90.9 million of its related party notes payable and notes payable to equity.

4.	Product development:

a.	Completed winter testing activities in Michigan and Minnesota to validate various vehicle systems.

b.	Selected NVIDIA Drive Orin to power its flagship FF 91 luxury EV for next generation autonomous driving.

5.	Joint Venture opportunities:

a.	FF entered into a cooperation framework agreement and a license agreement with Geely that set forth the major commercial understanding of the proposed cooperation among the parties in the areas of potential investment into the JV, engineering, technology, and contract manufacturing support.

6.	Capacity Reservation Agreement:

a.	FF entered into a Capacity Reservation Agreement with a certain vendor, under which the vendor will reserve sufficient resources, facilities, and capacity to manufacture and supply up to 250,000 FF-81 electric vehicles between 2023-2030.

Subsequent to June 30, 2021, FFIE accomplished the following milestones:

a.	FFIE Announced 300 invite-only, limited-edition FF 91 Futurist Alliance Edition model and new reservation plan for FF 91 Futurist model, with a deposit of $5,000 and $1,500, respectively. New FF Intelligent App and FF.com will be the online reservation platforms;

b.	FFIE raised approximately $1 billion in gross proceeds as part of the Business Combination to promote FF 91’s delivery which is anticipated to be during July 2022, marking the last sprint towards production for manufacturing, supply chain, user ecosystem, and other related areas with the goal to be the leader in its market segment; and

c.	The Company converted: (i) related party notes payable with an aggregate principal balance of $130,479 and accrued interest of $29,958, notes payable with principal balance of $56,000 and accrued interest of $17,177 into 119,191,029 shares of Class A-2 Preferred Stock; (ii) notes payable with an aggregate principal balance of $17,600 and accrued interest of $5,399 into 15,792,771 shares of Class A-1 Preferred Stock; and (iii) notes payable with a principal balance of $1,500 and accrued interest of $699 into 1,281,976 shares of Class A-3 Preferred Stock.

d.	In conjunction with the Business Combination and through the date that the unaudited Condensed Consolidated Financial Statements were available to be issued, the Company paid $144,924 in cash and issued 25,869,594 shares of FFIE Class A Common Stock to settle liabilities of the Company, including: (i) notes payable principal amounts of $116,518 and accrued interest of $12,431; (ii) related party notes payable principal amounts of $60,104 and accrued interest of $8,584; (iii) interest in the Vendor Trust of $130,671, including payables of $110,035 and purchase orders in the amount of $8,380 related to goods and services yet to be received, and accrued interest thereon of $14,506; (iv) $19,791 of amounts due to vendors; and (v) $23,638 due to active and former employees.

Components of FF’s Results of Operations

Key Factors Affecting Operating Results

FF’s performance and future success depend on several factors that present significant opportunities but also pose risks and challenges, including those discussed below and in the Proxy/Prospectus section titled “Risk Factors.”

Faraday Future Vehicle Launch

FF expects to derive revenue from the FF 91, which is anticipated to launch during July 2022. FF plans to build out and manufacture the FF 91 in its own manufacturing facility in Hanford, California. Additionally, the FF 81, the FF 71, and the SLMD electrical vehicle models are in development and are planned to be released after the FF 91.

Production and Operations

FF expects to incur significant operating costs that will impact its future profitability, including research and development expenses as it introduces new models and improves existing models; capital expenditures for the expansion of its manufacturing capacities; additional operating costs and expenses for production ramp-up; raw material procurement costs; general and administrative expenses as it scales its operations; interest expense from debt financing activities; and selling and distribution expenses as it builds its brand and markets its vehicles. In addition, it may incur significant costs in connection with its services once it delivers the FF 91, including servicing and warranty costs. FF’s ability to become profitable in the future will depend on its ability to successfully market its vehicles and control its costs.

To date, FF has not yet sold any electric vehicles. As a result, FF will require substantial additional capital to develop products and fund operations for the foreseeable future. Until FF can generate sufficient revenue from product sales, FF expects to finance operations through a combination of existing cash on hand, public offerings, private placements, and debt financings. The amount and timing of future funding requirements will depend on many factors, including the pace and results of development efforts. Any delays in the successful completion of manufacturing facilities will impact FF’s ability to generate revenue. For additional discussion of FF’s ability to continue as a going concern, see the section titled “Liquidity and Capital Resources” in Note 2 of the notes to the Condensed Consolidated Financial Statements and for further details on liquidity, please see the “Liquidity and Capital Resources” section below.

Revenues

FF is a development stage company and has not generated any revenue to date. FF’s anticipated introduction of the FF 91, its first vehicle launch, is expected to generate the majority of FF’s future revenue while other vehicles are in development.

Operating Expenses

Research and Development

Research and development activities represent a significant part of FF’s business. FF’s research and development efforts focus on the design and development of FF’s electric vehicles and continuing to prepare its prototype electric vehicles to exceed industry standards for compliance, innovation, and performance. Additionally, research and development expenses consist of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for FF’s employees focused on research and development activities, other related costs, depreciation, and an allocation of FF’s general overhead. FF expects research and development expenses to increase as FF continues to develop its vehicles. FF anticipates an increase in activities in the U.S. and China, where FF’s research and development operations are primarily located.

Sales and Marketing

Sales and marketing expenses consist primarily of personnel-related costs (including salaries, bonuses, benefits, and stock-based compensation) for FF’s employees focused on sales and marketing, costs associated with sales and marketing activities, and an allocation of FF’s general overhead. Marketing activities are those related to introducing FF’s brand and its electric vehicle prototypes to the market. FF expects selling and marketing expenses to continue to increase as FF brings its electric vehicles to market and seeks to generate sales.

General and Administrative

General and administrative expenses consist primarily of personnel-related costs, (including salaries, bonuses, benefits, and stock-based compensation) for employees associated with administrative services such as legal, human resources, information technology, accounting and finance, other related costs, and legal loss contingency expenses, which are FF’s estimates of future legal settlements. These expenses also include certain third-party consulting services, certain facilities costs, and any corporate overhead costs not allocated to other expense categories. FF expects its general and administrative expenses to increase as FF continues to grow its business. FF also anticipates that it will incur additional costs for employees and third-party consulting services related to its preparations to become and operate as a public company.

Change in Fair Value Measurement of Related Party Notes Payable, Notes Payable, and Warrant Liabilities

Change in fair value measurement of related party notes payable, notes payable and warrant liabilities consists of the charges and gains to fair value measurements of certain financial instruments which FF has elected to hold at fair value. FF expects changes in fair value measurement of related party notes payable and notes payable activity to decrease with the Business Combination as the majority of the liabilities are expected to convert to equity or be paid in cash. Until they convert, FF expects fluctuation with market conditions.

Related Party Interest Expense

Related party interest expense consists of interest expense on notes payable with related parties. FF expects related party interest expense to decrease significantly, as the majority of related party notes payable convert to equity upon completion of the Business Combination.

Interest Expense

Interest expense primarily consists of interest on outstanding notes payable, capital leases, certain supplier payables, and vendor payables in trust. FF expects interest expense to decrease significantly, as the majority of notes payable and all of the vendor payables in trust convert to equity upon completion of the Business Combination.

Other Expense, net

Other expense, net consists of foreign currency transaction gains and losses and other expenses such as bank fees and late charges. Foreign currency transaction gains and losses are generated by revaluation of debt denominated in foreign currency and the settlements of invoices denominated in currencies other than the functional currency. FF expects other expense to fluctuate as FF continues to transact internationally.

Results of Operations (in thousands)

To date, FF has not generated any revenue from the design, development, manufacturing, engineering, sale, or distribution of its electric vehicles. Please refer to Proxy/Prospectus section titled “Risk Factors.” for a full discussion on the risks and uncertainties related to costs.

Comparison of the Three Months Ended June 30, 2021 and 2020

	Three Months Ended June 30,
	2021	2020
Consolidated Statements of Operations
Operating expenses
Research and development	$8,673	$4,222
Sales and marketing	2,585	166
General and administrative	16,430	11,952
Total operating expenses	27,688	16,340

Loss from operations	(27,688)	(16,340)
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	(10,730)	585
Interest expense	(9,077)	(7,281)
Related party interest expense	(3,728)	(8,388)
Other expense, net	(1,552)	(278)
Loss before income taxes	(52,775)	(31,702)
Income tax provision	—	—
Net loss	$(52,775)	$(31,702)

Research and Development

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Research and development	$8,673	$4,222	$4,451	105.4%

The increase in research and development expense for the three months ended June 30, 2021 was primarily due to increases in personnel and compensation related expenses of $5,872 due to increased headcount and an increase of $1,493 primarily related to professional services, employee benefits, and depreciation of headquarters facilities. These increases were partially offset by a vendor refund of $2,002 received during the three months ended June 30, 2021.

Sales and Marketing

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Sales and marketing	$2,585	$166	$2,419	1,457.2%

The increase in sales and marketing expense for the three months ended June 30, 2021 was primarily due to increases in personnel and compensation related expenses of $1,435, employee benefit expenses of $121 due to increases in headcount, and an increase of $426 primarily related to professional services, employee benefits, and depreciation of headquarters facilities.

General and Administrative

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
General and administrative	$16,430	$11,952	$4,478	37.5%

The increase in general and administrative expense for the three months ended June 30, 2021 was primarily due to an increase in accrued legal expense related to a settlement agreement in the amount $6,309, expenses for professional services consisting of general corporate compliance and other legal matters related to the merger aggregating $1,693, and personnel and compensation related expenses of $1,457 due to increases in headcount. This increase was partially offset by an employee bonus program of $4,683 that was recorded in general and administrative expense for the three months ended June 30, 2020 with no such charges occurring in the same period in 2021.

Change in Fair Value Measurement of Related Party Notes Payable, Notes Payable, and Warrant Liabilities

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	$(10,730)	$585	$(11,315)	(1,934.2)%

The decrease in the change in the adjustment to fair value for related party notes payable, notes payable, and warrant liabilities for the three months ended June 30, 2021, as compared to the same period in 2020, related to the remeasurements of certain notes payable, which FF elected to account for using the fair value option. The Company uses the yield method when valuing the related party notes payable and notes payable and the decrease in the fair value is primarily due to a change in the credit spreads of the Company. During the three months ended June 30, 2020 the Company experienced liquidity difficulties, when compared to the same period in 2021, which delayed the execution of its strategic plans, causing the liability to slightly decrease. Additionally, debt issuance costs increased $664 due to new notes and warrants issued during the three months ended June 30, 2021.

Interest Expense

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Interest expense	$(9,077)	$(7,281)	$(1,796)	24.7%

The increase in interest expense for the three months ended June 30, 2021, was primarily due to an increase in the Company’s notes payable principal balance of $301,172 as of June 30, 2021 compared to a balance of $142,714 as of June 30, 2020. The debt issuance costs were expensed because the Company elected the fair value option on the notes issued during the three months ended June 30, 2021.

Related Party Interest Expense

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Related party interest expense	$(3,728)	$(8,388)	$4,660	(55.6)%

The decrease in related party interest expense for the three months ended June 30, 2021 as compared to the same period in 2020 was primarily due to certain related party notes payable ceasing to accrue interest on March 31, 2021. These related party notes payable of $90,869 and related party accrued interest of $43,490 converted into 57,513,413 shares of Class A-1 Convertible Preferred Stock and 19,546,600 Class A-2 Convertible Preferred Stock.

Other Expense, Net

	Three Months Ended June 30,		Change
	2021	2020	Amount	%
Other expense, net	$(1,552)	$(278)	$(1,274)	458.3%

The increase in other expense, net for the three months ended June 30, 2021 as compared to the same period in 2020 was primarily due to the loss on foreign exchange related to a note payable held in Chinese Renminbi (RMB) that is remeasured at the end of each period.

Comparison of the Six Months Ended June 30, 2021 and 2020

	Six Months Ended June 30,
	2021	2020
Operating expenses
Research and development	$15,394	$11,184
Sales and marketing	4,267	1,470
General and administrative	27,423	18,732
Total operating expenses	47,084	31,386

Loss from operations	(47,084)	(31,386)
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	(35,912)	8,662
Change in fair value measurement of The9 Conditional Obligation	(1,735)	—
Interest expense	(28,933)	(15,672)
Related party interest expense	(12,798)	(16,650)
Other expense, net	(1,835)	(751)
Loss before income taxes	(128,297)	(55,797)
Income tax provision	(3)	—
Net loss	$(128,300)	$(55,797)

Research and Development

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Research and development	$15,394	$11,184	$4,210	37.6%

The increase in research and development expense for the six months ended June 30, 2021 was primarily due to increases in personnel and compensation related expenses of $4,378 due to increases in headcount and an increase of $2,027 primarily related to professional services, employee benefits, and depreciation of headquarters facilities. These increases were partially offset by a vendor refund of $2,002 received during the six months ended June 30,2021.

Sales and Marketing

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Sales and marketing	$4,267	$1,470	$2,797	190.3%

The increase in sales and marketing expense for the six months ended June 30, 2021 was primarily due to an increase in personnel and compensation related expenses of $1,631 related to increases in headcount and an increase of $585 primarily related to professional services, employee benefits, and depreciation of headquarters facilities.

General and Administrative

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
General and administrative	$27,423	$18,732	$8,691	46.4%

The increase in general and administrative expense for the six months ended June 30, 2021 was primarily due to accrued legal expense related to a settlement agreement of $6,309, an increase in professional services consisting of general corporate compliance and other legal matters of $2,436, and an increase in personnel and compensation related expenses of $2,795 due to increases in headcount. This increase was partially offset by an employee bonus program in the amount of $4,683 that was recorded in general and administrative expense for the six months ended June 30, 2020 with no such charges occurring in the same period in 2021.

Change in Fair Value Measurement of Related Party Notes Payable and Notes Payable and Warrant Liabilities

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Change in fair value measurement of related party notes payable, notes payable, and warrant liabilities	$(35,912)	$8,662	$(44,574)	(514.6)%

The change in fair value of related party notes payable, notes payable, and warrant liabilities for six months ended June 30, 2021 as compared to the same period in 2020 related to the remeasurements of certain term notes payable agreements, which FF elected to measure using the fair value option. The Company uses the yield method when valuing the related party notes payable and notes payable. The increase in the fair value is primarily due to a change in the credit spreads of the Company. Due the increased probability of the close of the Business Combination, the credit spreads tightened, causing the liability to increase. In addition, there was a change in the fair value of the warrant liabilities of $2,880 and debt issuance costs of $10,204 related to notes issued and fair valued during the six months ended June 30, 2021. During the six months ended June 30, 2020, the Company experienced liquidity difficulties when compared to the same period in 2021, which delayed the execution of its strategic plans, causing the liability to decrease in that period.

Change in Fair Value Measurement of The9 Conditional Obligation

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Change in fair value measurement of The9 Conditional Obligation	$(1,735)	$—	$(1,735)	(100.0)%

The change in fair value of The9 Conditional Obligation for the six months ended June 30, 2021, was due to a fair value adjustment to The9 Conditional Obligation of $1,735. For the six months period ended June 30, 2020, there was no comparable activity.

Interest Expense

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Interest expense	$(28,933)	$(15,672)	$(13,261)	84.6%

The increase in interest expense for the six months ended June 30, 2021 as compared to the same period in 2020 was primarily due to the issuance of new notes at higher interest rates and an increase in unpaid principal balance of $158,458. Approximately $70,000 of notes issued during the six months ended June 30, 2021 bore interest ranging from 12.75% to 14%. In addition the Company recorded the fair value of the warrant liability at inception of $5,000.

Related Party Interest Expense

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Related party interest expense	$(12,798)	$(16,650)	$3,852	(23.1)%

The decrease in related party interest expense for the six months ended June 30, 2021 as compared to the same period in 2020 was due certain related party notes payable ceasing to accrue interest on March 31, 2021. These related party notes payable of $90,869 and related party accrued interest of $43,490 converted into 57,513,413 shares of Class A-1 Convertible Preferred Stock and 19,546,600 Class A-2 Convertible Preferred Stock.

Other Expense, Net

	Six Months Ended June 30,		Change
	2021	2020	Amount	%
Other expense, net	$(1,835)	$(751)	$(1,084)	144.3%

The increase in other expense, net for the six months ended June 30, 2021 as compared to the same period in 2020, was primarily due to an increase of loss on foreign exchange related to a note payable held in RMB that is remeasured at the end of each period.

Liquidity and Capital Resources (in thousands)

As described in the “Overview” section of this MD&A, the COVID-19 pandemic impacted FF’s ability to raise funds and may have a material impact on future periods as FF prepares to bring its vehicles to market, including its cash flows from financing activities, which funds its operations. The extent of COVID-19’s impact on FF’s liquidity will depend upon, among other things, the duration and severity of the outbreak or subsequent outbreaks and related government responses such as required physical distancing, restrictions on business operations and travel, the pace of recovery of economic activity and the impact to consumers, all of which are uncertain and difficult to predict. Refer to Part II, Item 1A. Risk Factors included in the Proxy/Prospectus for a full discussion of the risks associated with the COVID-19 pandemic.

The Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the unaudited Condensed Consolidated Financial Statements were available to be issued.

FF started experiencing financial hardship in 2018 and was not able to fulfill all its accounts payable obligations to its suppliers absent a significant financing inflow. Certain suppliers ceased supplying their products and services to FF and/or initiated legal claims against FF when FF failed to make overdue payments. On April 29, 2019, FF established the Vendor Trust to stabilize FF’s supplier base by providing suppliers with the ability to exchange their unsecured trade receivables for secured trust interests. All interests in the Vendor Trust are collateralized by a first lien, with third payment priority, pursuant to applicable intercreditor arrangements, on virtually all tangible and intangible assets of FF. The applicable interest rate for the Vendor Trust principal balance is 6.00%. A total of $109,565 and $111,574 of FF’s trade payables were included in the Vendor Trust with accrued interest of $13,358 and $11,840 as of June 30, 2021 and December 31, 2020, respectively.

The maturity date of the Vendor Trust secured trust interests was originally November 30, 2019, and was subsequently extended to March 5, 2021. On October 30, 2020, following a vote of the holders of the secured trust interests and with the approval of a steering committee of holders of secured trust interests, FF and the trustee of the Vendor Trust amended the trust agreement governing the Vendor Trust to permit the secured trust interests to be satisfied with equity to be issued in connection with a qualified merger with a special purpose acquisition company (including the Business Combination) in lieu of cash. On March 1, 2021, the maturity date was further extended to the earliest to occur of October 6, 2021, the closing of a qualified merger with a special purpose acquisition company (such as is contemplated by the Business Combination), a change in control of FF or an acceleration of the obligations under certain of FF’s other secured financing arrangements. Consideration to satisfy these obligations will be in the form of equity interests in connection with the Business Combination for an aggregate of 10,456,582 shares of FFIE Class A Common Stock as well as $28,928 of cash, of which $28,355 was paid as of the date these Condensed Consolidated Financial Statements were available to be issued.

With respect to accounts payable obligations outside of the Vendor Trust, some suppliers have continued to work with FF on advance payment terms. Therefore, in the accounts payable obligations, there are deposits (refundable and non-refundable), retainers that are kept at an agreed upon minimum balance and advance payments for services and products. Resolution of open balances for suppliers who did not contribute their trade receivables to the Vendor Trust has been managed on a case-by-case basis, with ongoing negotiation of new payment terms, including cash advances and retainers, as well as repayment plans if needed. FF is also defending against a limited number of civil lawsuits brought by certain suppliers that did not contribute trade receivables to the Vendor Trust.

Since inception, FF has incurred cumulative losses from operations, negative cash flows from operating activities and an accumulated deficit of $2,519,439 as of June 30, 2021. FF has funded its operations and capital needs primarily through the proceeds received from capital contributions and the issuance of related party notes payable and notes payable. The vast majority of notes payable and equity have been funded by entities controlled or previously controlled by FF’s founder and former CEO. Since its formation, the Company has devoted substantial effort and capital resources to strategic planning, engineering, design, and development of its planned electric vehicle platform, development of initial electric vehicle models, and capital raising. The aforementioned efforts and capital resources have positioned the Company for a commercial launch of its first passenger vehicle, the FF 91, which is anticipated during July 2022.

There can be no assurance that the Company will be successful in achieving its strategic plans, that the Company’s future capital raises will be sufficient to support its ongoing operations, or that any additional financing will be available in a timely manner or on acceptable terms, if at all. If events or circumstances occur such that the Company does not meet its strategic plans, the Company will be required to reduce discretionary spending, alter or scale back vehicle development programs, be unable to develop new or enhanced production methods, or be unable to fund capital expenditures. Any such events would have a material adverse effect on the Company’s financial position, results of operations, cash flows, and ability to achieve its intended business objectives.

The Company’s audit report for the year ended December 31, 2020 from the Company’s independent registered public accounting firm included an explanatory paragraph stating that the Company’s recurring losses from operations and cash outflows from operating activities raised substantial doubt about FF’s ability to continue as a going concern. However, FF believes that existing cash along with recent financing activities including the Business Combination, will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. As of June 30, 2021, the Company was in default on related party notes payable and notes payable with principal amounts of $147,093 and $40,935, respectively. Following the closing of the Business Combination and the PIPE Financing on July 21, 2021, the Company received net proceeds aggregating $991,053 and has either settled the related parties notes payable and notes payable in cash or converted them to FFIE equity. As such, no adverse action was taken or is expected to be taken by the respective note holders. Overall, as part of the closing of the Business Combination, the Company settled the majority of its indebtedness by making payments to vendors, related party note payable and note payable holders and active and former employees in an aggregated amount of $144,924 and converted an aggregated amount of $258,696 to FFIE equity.

FF management estimates that it will require approximately $1,400,000 in additional funding prior to achieving expected profitability and positive cash flow in 2024. Such funding will be utilized to execute FF’s business plan, which includes the initial launch of its FF 91 vehicle anticipated during July 2022, followed by FF’s expected introduction of the FF 81 and FF 71 vehicles in 2023 and 2024, respectively. In accordance with its business plan, in order to launch the FF 91 vehicle and continue development of the FF 81 vehicle, by July 2022, FF expects to spend a total of approximately $450,000 to bring its Hanford, California manufacturing facility to full commercial production, including completion of production and manufacturing tooling, execute its supply chain efforts, further its engineering, testing, certification, and validation efforts, and invest in sales, marketing, and the infrastructure necessary to be a public company.

Since 2018, FF has implemented cost reduction initiatives including layoffs and temporary salary reductions. Following the closing of the Business Combination, FF plans on significant increases in operating expenses as noted above including full restoration of salary reductions and significant hiring efforts to execute the business plan. FF expects its headcount to approximately double by July 2022. FF expects to fund these capital requirements through a combination of future equity issuances as well as future issuances of debt.

FF’s continuing short-term and long-term liquidity requirements are expected to be impacted by the following:

●	The timing and costs involved in bringing FF’s products to market;

●	The expansion of production capacity;

●	The costs of maintaining, expanding, and protecting FF’s intellectual property portfolio, including potential litigation costs and liabilities;

●	The costs related to being public company;

●	FF’s applied for loan forgiveness related to the Paycheck Protection Program Promissory Note, obtained pursuant to the Paycheck Protection Program of the Coronavirus Aid Relief and Economic Security Act. Please refer to Part II, Item 1A. “Risk Factors”, included in the Proxy/Prospectus, for a full discussion on risks related to inability to obtain loan forgiveness;

●	The successful close and results of the Business Combination;

●	The ability of FF to extend the maturity dates for FF’s existing notes payable and interests in the Vendor Trust to the extent not converted to equity in connection with the Business Combination; and

●	Issuance of additional notes payable and/or related party notes payable.

FF believes that existing cash along with recent financing activities including the Business Combination, will be sufficient to support working capital and capital expenditure requirements for at least the next 12 months. Financing activities during the six months ended June 30, 2021, include the issuance of the additional notes payable generating $111,641 of funds and applying for loan forgiveness on the $9,168 Paycheck Protection Program Promissory Note (“PPP Note”). As of June 30, 2021, FF had $52,527 of unrestricted cash. For additional discussion around financing transactions, see Note 9. Notes Payable of the Notes to the Condensed Consolidated Financial Statements.

During the next 12 months as of June 30, 2021 FF is committed to settle certain liabilities maturing and/or contingent upon the close of the Business Combination, as well as ongoing operating obligations, as follows:

●	Related party notes payable with a principal of $204,098 and accrued interest of $47,274;

●	Notes payable with a principal amount of $261,172 and accrued interest of $38,064;

●	Amounts owed to employee for wages of $36,624;

●	Amounts payable to vendors in the Vendor Trust as of June 30, 2021, of $109,565 and accrued interest of $13,358;

●	An amount of $93,280 for transaction costs incurred by PSAC and FF in relation to the Business Combination and Private Placement, including advisory, banking, printing, legal and accounting services. Of this amount, $24,610 was expensed as part of the Business Combination and the remaining $68,670 was recorded to Additional Paid In Capital as equity issuance cost upon the close of the Business Combination; and

●	Capital lease obligations of $3,958.

Significant Related Party Notes Payable and Notes Payable Facilities

As discussed above, one of FF’s major sources of funding prior to the Business Combination was the issuance of related party notes payable and notes payable. As detailed below, these related parties include employees as well as affiliates and other companies controlled or previously controlled by FF’s founder and former CEO.

As of June 30, 2021, FF’s outstanding unpaid principal balance for related party notes payable and notes payable were $204,098 and $301,172, respectively, with related party and third party accrued interest of $47,274 and $50,776, respectively. On April 9, 2021, the Company signed agreements with its related party notes payable holders to convert related party notes payable with aggregating principal amounts of $194,810 and accrued interest of $71,760 into 57,513,413 Shares of Class A-1 Convertible Preferred Stock, with a conversion price of $1.67 per share, and 87,003,530 Shares of Class A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. The Class A-1 and A-2 Convertible Preferred Stock will convert into shares of the newly registered company after the consummation of the Business Combination using an exchange ratio of 0.14130 (the “Exchange Ratio”). Just prior to the close of the Business Combination, the Company converted: (i) notes payable with principal amount of $56,000 into 37,335,421 shares of Class A-2 Preferred Stock; (ii) notes payable with an aggregate principal balance of $17,600 into 15,792,771 shares of Class A-1 Preferred Stock; (iii) a note payable with a principal balance of $1,500 into 1,281,976 shares of Class A-3 Preferred Stock; and (iv) related party notes payable with an aggregate principal amount of $130,479 into 81,855,608 shares of Class A-2 Preferred Stock. Notes payable with aggregate principal amount of $116,518 and related party notes payable with principal amounts of $60,104 were either converted into equity or repaid in cash as part of the close of the Business Combination. See Note 15. Subsequent Events.

Below is a summary describing notes which were outstanding as of June 30, 2021 and December 31, 2020. For additional discussion of FF’s outstanding related party and third-party lenders, see Note 8. Related Party Notes Payable and Note 9. Notes Payable of the Notes to the Condensed Consolidated Financial Statements. FF’s related party notes payable and notes payable facilities will be converted into equity in connection with the Business Combination or repaid in cash post Business Combination. All other notes will be converted into equity in connection with the Business Combination or will be paid on the agreed upon maturity date.

Related party notes payable consists of the following as of June 30, 2021 and December 31, 2020:

	June 30, 2021
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Net Carrying Value
Related party note(1)	June 30, 2021	12.00%	$149,674	$—	$149,674
Related party note(3)	Due on Demand	15.00%*	10,000	—	10,000
Related party notes – NPA tranche(2)	October 9, 2021	10.00%	18,112	3,657	21,769
Related party notes – China	Due on Demand	18.00%*	9,288	—	9,288
Related party notes – China various other	Due on Demand	0% coupon, 10.00% imputed	5,002	—	5,002
Related party notes – China various other(3)	Due on Demand	8.99%	1,410	—	1,410
Related party notes – Other(3)	June 30, 2021	6.99%	4,160	—	4,160
Related party notes – Other(3)	June 30, 2021	8.00%	6,452	—	6,452
			$204,098	$3,657	$207,755

	December 31, 2020
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	0% Coupon Discount	Loss (Gain) on Extinguishments	Net Carrying Value
Related party note	June 30, 2021	12.00%	$240,543	$—	$(861)	$204	$239,886
Related party note	Due on Demand	15.00%*	10,000	—	—	—	10,000
Related party notes – NPA tranche	October 9, 2021	10.00%	18,112	3,515	—	—	21,627
Related party notes – China	Due on Demand	18.00%*	9,196	—	—	—	9,196
Related party notes – China various other	Due on Demand	0% coupon, 10.00% imputed	6,548	—	(190)	(22)	6,336
Related party notes – China various other	Due on Demand	8.99%	1,410	—	—	(3)	1,407
Related party notes – Other	Due on Demand	0.00%	424	—	—	—	424
Related party notes – Other	June 30, 2021	6.99%	4,160	—	—	(50)	4,110
Related party notes – Other	June 30, 2021	8.00%	6,452	—	—	(35)	6,417
			$296,845	$3,515	$(1,051)	$94	$299,403

(1)	On April 9, 2021, the Company signed agreements with certain of its related party notes holders to convert their notes with principal amounts of $194,810 and accrued interest of $71,764 into 57,513,413 shares of Class A-1 Convertible Preferred Stock with a conversion price of $1.67 per share and 87,003,560 shares of A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. Under the agreements, the notes ceased to accrue interest on March 31, 2021.

On May 13, 2021, related party notes payable with aggregating principal amounts of $90,869 and accrued interest of $43,490 was converted into 57,513,413 Shares of Class A-1 Convertible Preferred Stock with a conversion price of $1.67 per share and 19,546,600 Shares of Class A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. The outstanding principal balance subsequent to the conversion was $149,674 as of June 30, 2021. The Class A-1 and A-2 Convertible Preferred Stock will convert into FFIE Class A Common Stock after the consummation of the Business Combination based on the Exchange Ratio. As of June 30, 2021, $125,071 of the related party notes payable were in default.

(2)	On April 29, 2019, the Company executed the Note Purchase Agreement (“NPA”) with U.S. Bank National Association, as the notes agent, and Birch Lake Fund Management, LP as the collateral agent. The aggregate principal amount that may be issued under the NPA was $200,000. Upon both a Company Preferred Stock offering and prepayment notice by the holder, or on the maturity date of the notes payable, the holder may elect to convert all of the outstanding principal and accrued interest of the notes payable, plus a 20.00% premium, into shares of Class A Convertible Preferred Stock in the offering. The Company elected the fair value option for these notes payable. (See Note 7. Fair Value of Financial Instruments.)

(3)	As of June 30, 2021, the Company was in default on twelve of its related party notes with a principal value of $22,022. The Company was in compliance with all covenants under its remaining related party notes payable agreements as of June 30, 2021.

During the six months ended June 30, 2021, FF’s outstanding unpaid principal balance of related party notes payable decreased from $296,845 to $204,098, primarily due the conversion of related party notes aggregating $90,869 of principal balance into equity on April 9, 2021, as mentioned above. Related party notes payable of $18,112 were measured at fair value due to embedded conversion features. Just prior to the Business Combination, the Company converted related party notes payable with an aggregate principal amount of $130,479 into 81,855,608 shares of Class A-2 Preferred Stock. Related party notes payable with principal amounts of $60,104 were either converted into equity or repaid in cash as part of the close of the Business Combination. See Note 15. Subsequent Events.

During the year-end December 31, 2020, $37,915 of related party notes payable was modified resulting in a gain on extinguishment being recognized with a resulting unaccreted discount of $767. As of December 31, 2020, related party notes payable of $240,543 were modified resulting in a troubled debt restructuring with no gain or loss recognized, and related party notes payable of $18,112 were measured at fair value due to embedded conversion features.

Notes payable consists of the following as of June 30, 2021 and December 31, 2020:

	June 30, 2021
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Proceeds Allocated to Warrants	Net Carrying Value
Note payable	Repayment in 10% increments contingent on a specified fundraising event	12.00%	$56,000	$—	$—	$56,000
Notes payable – NPA tranche	October 6, 2021	10.00%	27,117	5,473	—	32,590
Notes payable(1)	October 6, 2021	14.00%	55,000	11,232	—	66,232
Notes payable(7)	June 30, 2021	12.00%	19,100	—	—	19,100
Notes payable(7)	June 30, 2021	1.52%	4,400	—	—	4,400
Notes payable(7)	June 30, 2021	8.99%	2,240	—	—	2,240
Notes payable(7)	June 30, 2021	8.00%	300	—	—	300
Notes payable(2)	October 6, 2021	8.00%	3,750	1,475	—	5,225
Notes payable(2)	October 6, 2021	15.75%	5,600	2,202	—	7,802
Notes payable(3)	October 6, 2021	0.00%	18,250	5,241	—	23,491
Notes payable(3)	December 9, 2022	0.00%	20,000	649	(2,563)	18,086
Notes payable(3)	December 9, 2022	0.00%	20,000	648	(2,562)	18,086
Note payable(4)	March 9, 2022	0.00%	15,667	4,499	—	20,166
Note payable(5)	October 6, 2021	12.75%	15,666	6,160	—	21,826
Notes payable – China various other	Various Dates 2021	6.00%	4,917	—	—	4,917
Notes payable – China various other	Due on Demand	9.00%	3,715	—	—	3,715
Notes payable – China various other(6)	Due on Demand	0.00%	5,387	—	—	5,387
Notes payable – various other notes(7)	June 30, 2021	6.99%	1,260	—	—	1,260
Notes payable – various other notes(7)	Due on Demand	8.99%	500	—	—	500
Notes payable – various other notes(7)	June 30, 2021	2.86%	1,500	—	—	1,500
Notes payable(7)	June 30, 2021	8.00%	11,635	—	—	11,635
Notes payable	April 17, 2022	1.00%	9,168	—	—	9,168
			$301,172	$37,579	$(5,125)	$333,626

	December 31, 2020
Note Name	Contractual Maturity Date	Contractual Interest Rates	Unpaid Balance	Fair Value Measurement Adjustments	Gain on Extinguishments	Net Carrying Value
Note payable	Repayment in 10% increments contingent on a specified fundraising event	12.00%	$57,293	$—	$—	$57,293
Notes payable – NPA tranche	October 6, 2021	10.00%	27,118	5,263	—	32,381
Notes payable	June 30, 2021	12.00%	19,100	—	—	19,100
Notes payable	June 30, 2021	1.52%	4,400	—	(102)	4,298
Notes payable	June 30, 2021	8.99%	2,240	—	(5)	2,235
Notes payable	June 30, 2021	8.00%	300	—	(1)	299
Notes payable – China various other	Various Dates 2021	6.00%	4,869	—	(62)	4,807
Notes payable – China various other	Due on Demand	9.00%	3,677	—	(18)	3,659
Notes payable – China various other	Due on Demand	0.00%	4,597	—	—	4,597
Notes payable – various other notes	June 30, 2021	6.99%	1,380	—	(10)	1,370
Notes payable – various other notes	Due on Demand	8.99%	380	—	(1)	379
Notes payable – various other notes	June 30, 2021	2.86%	1,500	—	(29)	1,471
Note payable	March 9, 2022	0.00%	15,000	2,712	—	17,712
Note payable	October 6, 2021	12.75%	15,000	5,972	—	20,972
Notes payable	June 30, 2021	8.00%	11,635	—	(57)	11,578
Notes payable	April 17, 2022	1.00%	9,168	—	—	9,168
			$177,657	$13,947	$(285)	$191,319

(1)	On March 1, 2021, the Company amended the NPA to permit the issuance of additional notes payable with principal amounts up to $85,000. On the same day, the Company entered into notes payable agreements with Ares for an aggregate principal of $55,000, receiving net proceeds of $51,510, inclusive of a 4.00% original issue discount and $90 of debt issuance costs paid directly by the lender. The notes payable are collateralized by a first lien on virtually all tangible and intangible assets of the Company and bear interest at 14% per annum. The notes payable mature on the earliest of (i) March 1, 2022, (ii) October 6, 2021, if the Qualified SPAC Merger contemplated in the Merger Agreement has not been consummated by July 27, 2021, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as a default. The Company has elected the fair value option because the notes include features, such as a contingently exercisable put option, which meet the definition of an embedded derivative. Additionally, the notes payable agreements contain a minimum cash provision, which requires the Company to maintain at least $5,000 of cash on hand at all times. The Company has classified the related $5,000 in Restricted Cash on its unaudited Condensed Consolidated Balance Sheet as of June 30, 2021.

In addition, in conjunction with the issuance of the notes payable, the Company committed to issue warrants to the lender to purchase Class A Ordinary Stock no later than August 11, 2021, or, if earlier, 15 days after consummation of the Merger. The warrants will have a term of 6 years, be equal to 0.20% of the fully diluted capitalization of FFIE’s Class A Common Stock, and have an exercise price of $10 per share. The warrants meet the definition of a derivative and were accounted for as a liability and will be marked to fair value at the end of each reporting period, with the changes in fair market value recorded in the Condensed Consolidated Statements of Operations and Comprehensive Loss. The Company determined the commitment to issue warrants was a liability as of March 1, 2021, and estimated the fair value of the warrants to be $5,000 using the Black-Scholes option-pricing model under two scenarios. (See Note 7. Fair Value of Financial Instruments.) Fair value of the warrants as of June 30, 2021, was $7,880.

June 30, 2021
Outstanding principal	$55,000
Accrued interest	654
Interest expense	654
Original issue discount	3,490
Debt issuance costs recorded in interest expense	315
Principal payments	—
Interest payments	—
Net proceeds	$51,510

(2)	On January 13, 2021, the Company amended the NPA to permit the issuance of additional notes payable and issued $3,750 of notes payable to Birch Lake, receiving net proceeds of $3,510, inclusive of a 6.50% original issue discount and $225 of debt issuance costs paid directly by the lender. The additional secured convertible notes payable issued to Birch Lake (“BL Notes”) accrue interest at 8% per annum. The BL Notes mature on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change in control, or (iv) the acceleration of the NPA obligations in the event of a default. Additionally, the BL Notes contain a liquidation premium that ranges from 35% to 45% depending on the timing of settlement, with 50% of this premium convertible into equity. Birch Lake can demand repayment of the BL Notes if an event of default, change in control, or a Qualified SPAC Merger occurs. The Company determined that the feature to settle the BL Notes at a premium upon the occurrence of a default, change in control, or a Qualified SPAC Merger is a contingently exercisable put option with a liquidation premium and represents an embedded derivative. The Company elected the fair value option for this note payable. (See Note 7. Fair Value of Financial Instruments.)

On March 8, 2021, the Company entered into a notes payable agreement under the NPA, as amended, with Birch Lake with a total principal of $5,600, receiving net proceeds of $5,240, inclusive of a 6.50% original issue discount and $307 of debt issuance costs paid directly by the lender. The notes payable matures on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, as defined in the note agreement, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as a default. The notes payable bears interest at 15.75% per annum. Additionally, the notes payable contains a liquidation premium that ranges from 42% to 52% depending on timing of settlement, with 50% of this premium convertible into equity. Birch Lake can demand repayment if an event of default, change in control, or a Qualified SPAC Merger occurs. The Company determined that the feature to settle the notes payable at a premium upon the occurrence of a default, change in control, or a Qualified SPAC Merger is a contingently exercisable put option with a liquidation premium and represents an embedded derivative. The Company has elected to measure the notes payable at fair value because the notes include features, such as a contingently exercisable put option, which meet the definition of an embedded derivative.

(3)	On January 13, 2021, the Company entered into a note payable agreement under the NPA, as amended, (“January 13 Notes”) with a US-based investment firm for total principal of $11,250, receiving net proceeds of $10,350, inclusive of an 8% original issue discount and $480 of debt issuance costs paid directly by the lender. The note payable is collateralized by a first lien on virtually all tangible and intangible assets of the Company and bears interest at 0% per annum. The note payable matures on the earliest of (i) October 6, 2021, (ii) the consummation of a Qualified SPAC Merger, (iii) the occurrence of a change in control, or (iv) the occurrence of an acceleration event, such as an event of default. In the event the Company consummates a Qualified SPAC Merger, an amount equal to 130% of all outstanding principal, accrued and unpaid interest and accrued original issue discount under the notes through (but not including) the date of consummation of the Qualified SPAC Merger will automatically convert into Common Stock of PSAC received by the Company’s Class A ordinary stockholders and the notes and interest shall be deemed satisfied in full and terminated. The Company elected the fair value option for this note payable because the inclusion of a conversion feature that allows the lenders to convert the notes payable into Preferred Stock.

On March 12, 2021, the Company and the US-based investment firm entered into a notes payable agreement (“March 12 Notes”) for an aggregate principal amount of $7,000, receiving net proceeds of $6,440, inclusive of an 8% original issue discount. The terms of this note payable are the same as the notes payable issued on January 13, 2021.

In conjunction with the issuance of the notes on various dates during January 2021 and March 2021, the Company issued warrants to purchase 270,200 shares of the Company’s Class A Ordinary Stock with an exercise price of $2.72 and 2,167,254 shares of the Company’s Class A Ordinary Stock with an exercise price of $2.71. The warrants were issued with a term of seven years and are subject to certain down-round adjustments. The fair value of the warrants was recorded in equity in accordance with the derivative accounting scope exception in ASC 815 for certain contracts involving an entity’s own equity. The Company estimated the fair value of the warrants to be $1,988 using the Black-Scholes option-pricing model. (See Note 7. Fair Value of Financial Instruments.)

On June 9, 2021, the Company amended the NPA to permit the issuance of two notes payable, each with a principal value of $20,000 (“June 2021 Notes”), to a US-based investment firm. The June 2021 Notes are subordinate to the notes payable issued to Birch Lake on January 13 and March 8, 2021 (See (2) above) and the notes payable issued to Ares on March 1, 2021 (See (1) above) and senior in priority to the notes payable issued under the NPA prior to September 9, 2020. The June 2021 Notes mature on December 9, 2022, and do not bear interest unless extended beyond its maturity date by the US-based investment firm, in which case, the June 2021 Notes will bear interest at 10% per annum starting upon their original maturity. Each of the June 2021 Notes are subject to an original issue discount of 8% and 13%, respectively. The June 2021 Notes contain a liquidation premium that upon a Qualified SPAC Merger the then outstanding principal accrued interest of the notes playable plus a 30% premium will convert into Class A Ordinary Stock of the Company. The Company received net proceeds of $35,603 as part of the June 2021 Notes.

As part of the Amendment to the NPA, on or prior to the 12-month anniversary of the Qualified SPAC Merger, the US-based investment firm has the option to purchase additional notes for up to $40,000 (“Optional Notes”), subject to similar original issue discounts as the June 2021 Notes. The June 2021 Notes and the Optional Notes, along with the notes previously issued to the same lender, are provided with an anti-dilution protection. Subsequent to June 30, 2021, the US-based investment firm exercised its option to purchase $33,917 of Optional Notes. See Note 15. Subsequent Events for additional information.

In connection with the issuance of the June 2021 Notes, the Company issued warrants to the US-based investment firm to purchase up to 5,831,357 of the Company’s Class A Ordinary Stock for $2.5723 per share exercise price on or before June 9, 2028. Upon the occurrence of a Fundamental Transaction, the warrants shall be exercisable within 15 days and their exercise price shall be adjusted to equal the lower of (i) $2.5723 per share, (ii) the pre-money valuation ascribed to the Company in connection with the Fundamental Transaction divided by the pro-forma fully diluted capitalization of the Company and (iii) the lowest effective net price per share of Class A Ordinary stock paid for by any third party at the time of or in connection with the Fundamental Transaction. The Optional Notes are entitled to warrants with the same terms as the June 2021 Notes once the Optional Notes are issued.

(4)	On January 13, 2021, the Company amended the NPA to increase the principal amount of its $15,000 note payable with a US-based investment firm by $667. The Company received no cash proceeds as the increase in principal was used to pay a consent fee to the US-based investment firm. The Company recorded the consent fee in Interest Expense on the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2021. The consent fee permitted the issuance of additional notes payable to the US-based investment firm of $11,250 and $7,000, as described in (3) above.

(5)	On January 13, 2021, the Company amended the NPA to issue an additional note to Birch Lake, with the same terms as its $15,000 note payable to Birch Lake, in the amount of $666. The Company received no cash proceeds as the additional note was used to pay a consent fee to Birch Lake. The Company recorded the consent fee in Interest Expense on the unaudited Condensed Consolidated Statements of Operations and Comprehensive Loss for the six months ended June 30, 2021. The consent fee permitted the issuance of additional notes payable to Birch Lake of $3,750 and $5,600, as described in (2) above.

(6)	On January 15, 2021, the Company borrowed $102 from a Chinese lender. The unsecured note payable is payable on demand and does not have a stated interest rate.

(7)	As of June 30, 2021, the Company was in default on sixteen of its notes payable with an aggregate principal value of $40,935. The Company is in compliance with all its covenants under the remaining notes payable agreements as of June 30, 2021.

During the six months ended June 30, 2021, FF’s outstanding unpaid principal balance of notes payable increased from $177,657 to $301,172 primarily due to additional proceeds from new notes payable with aggregate principal value of $122,600, as detailed above. $213,504 of notes payable was measured at fair value due to embedded features. FF has applied for forgiveness of the PPP Loan of $9,168. Just prior to the close of the Business Combination, the Company converted: (i) notes payable with principal amount of $56,000 into 37,335,421 shares of Class A-2 Preferred Stock; (ii) notes payable with an aggregate principal balance of $17,600 into 15,792,771 shares of Class A-1 Preferred Stock; and (iii) a note payable with a principal balance of $1,500 into 1,281,976 shares of Class A-3 Preferred Stock. Notes payable with aggregate principal amount of $116,518 were either converted into equity or repaid in cash as part of the close of the Business Combination. See Note 15. Subsequent Events.

During the year ended December 31, 2020, $30,382 of notes payable was modified resulting in a gain on extinguishment being recognized with a resulting unaccreted discount of $285 as of December 31, 2020, $76,393 of notes payable was modified resulting in a troubled debt restructuring with no gain or loss recognized, and $57,117 of notes payable was measured at fair value due to embedded features.

Cash Flow Analysis

Presented below is a summary of FF’s cash flows for the periods indicated:

	For the Six Months Ended June 30,
	2021	2020
Net cash provided by (used in)
Operating activities	$(52,311)	$(19,793)
Investing activities	(1,386)	3,500
Financing activities	111,525	16,691
Effect of exchange rate changes on cash and restricted cash	$(1,407)	$143

Operating Activities

FF continues to experience negative cash flows from operations as FF designs and develops its vehicles and builds its infrastructure both in the United States and China. FF’s cash flows from operating activities are significantly affected by FF’s cash investments to support the growth of FF’s business in areas such as research and development associated with FF’s electric vehicles, corporate planning and general and administrative functions. FF’s operating cash flows are also affected by its working capital needs to support growth and fluctuations in personnel related expenditures, accounts payable, accrued interest, other current liabilities, deposits and, other current assets.

Net cash used by operating activities was $52,311 and $19,793 for the six months ended June 30, 2021 and 2020, respectively. The largest components of FF’s cash used during the six months ended June 30, 2021, were $25,570 for wages and compensation related expenses and $11,604 for professional services. Other movements were related to changes in working capital.

The largest component of FF’s cash used during the six months ended June 30, 2020, was $16,552 for wages and compensation.

Investing Activities

Net cash (used in) provided by investing activities was $(1,386) and $3,500 for the six months ended June 30, 2021, and 2020, respectively. Cash used for investing activities for the six months ended June 30, 2021, consists of payments for equipment purchases.

Net cash provided by investing activities for the six months ended June 30, 2020, consists of $3,600 in note receivable payments offset by $100 of payments for equipment purchases.

Financing Activities

FF has financed its operations primarily with proceeds from issuances of related party notes payable and notes payable.

Net cash provided from financing activities was $111,525 and $16,691 for the six months ended June 30, 2021, and 2020, respectively. Cash provided from financing activities during the six months ended June 30, 2021, primarily consists of proceeds of $111,940 from the issuance of notes payable and related party notes payable net of original issuance discounts and $7,752 from the exercise of stock options. These were partially offset by payments for related party notes payable obligations of $1,528, payments of notes payable issuance costs of $3,355, payments of stock issuance cost of $1,071 and payments of capital lease obligations of $2,212.

Net cash provided from financing activities during the six months ended June 30, 2020, primarily consists of proceeds of $18,203 from the issuance of notes payable and related party notes payable. Cash outflows for the six months ended June 30, 2020, were $1,531 related to payments of capital lease obligations and $123 of debt issuance costs.

Effect of Exchange Rate Changes on Cash and Restricted Cash

The exchange rates effect on Cash and Restricted Cash was a negative impact of $1,407 for the six months ended June 30, 2021 and a positive impact of $143 for the same period in 2020. The effects of exchange rate changes on cash and restricted cash result from fluctuations on the translation of assets and liabilities denominated in foreign currencies, primarily Chinese Renminbi. Fluctuations in exchange rates against the U.S. dollar may positively or negatively affect FF’s operating results.

Contractual Obligations and Commitments

During the six months ended June 30, 2021, the Company had the following major changes in its contractual obligations, the Company: (i) issued new notes payables to third parties with aggregated principal value of $122.6 million; and (ii) converted related party notes payable with an aggregate principal balance of approximately $90.9 million and accrued interest of approximately $43.5 million into 57,513,413 shares of Class A-1 Convertible Preferred Stock, with a conversion price of $1.67 per share, and 19,546,600 Shares of Class A-2 Convertible Preferred Stock with a conversion price of $1.96 per share. The Class A-1 and A-2 Convertible Preferred Stock will convert into FFIE Class A Common Stock after the consummation of the Business Combination based on the Exchange Ratio.

Subsequent to June 30, 2021, related party notes payable and notes payable with aggregated principal balance of approximately $130.5 million and $75.1 million, respectively, were converted into 15,792,771 shares of Class A-1 Preferred Stock, 119,191,029 shares of Class A-2 Preferred Stock, and 1,281,976 Class A-3 Preferred Stock. Additionally, as of the closing of the Business Combination and through the date that the unaudited Condensed Consolidated Financial Statements were available to be issued, related party notes payable and notes payable with an aggregate principal balance of approximately $60.1 million and $116.5 million, respectively, were either converted into equity or repaid in cash.

Other than the transactions described above, there were no material changes in our contractual obligations and commitments from December 31, 2020. The following table sets forth, as of December 31, 2020, significant cash obligations that affect FF’s future liquidity:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
	(in thousands)
Operating lease obligations	$525	$525	$—	$—	$—
Capital lease obligations(1)	16,843	4,395	5,207	3,549	3,692
Vendor payables in trust(2)	111,574	111,574	—	—	—
Vendor payables in trust interest(5)	11,840	11,840	—	—	—
Related party notes payable(3)	296,845	296,845	—	—	—
Related party accrued interest(5)	78,583	78,583	—	—	—
Notes payable(4)	177,658	168,490	9,168	—	—
Notes payable accrued interest(5)	28,368	28,368	—	—	—
Total contractual obligations	$722,236	$700,620	$14,375	$3,549	$3,692

(1)	Capital lease obligations include property leases, such as FF main production facility in Hanford, California and its headquarters in Gardena, California.

(2)	The Vendor Trust provides FF’s suppliers with the opportunity to exchange unsecured trade receivables held by such suppliers for secured trust interests. All obligations due under the Vendor Trust are collateralized by a first lien, with third payment priority, pursuant to applicable intercreditor agreements, on substantially all of the tangible and intangible assets of the borrowers and guarantors.

(3)	Related party notes payable include multiple term notes to related party lenders. Interest rates range from 0% – 18%.

(4)	Notes payable includes multiple term notes to third-party lenders. Interest rates range from 0% – 12.75%.

(5)	Accrued interest related to the actual amount accrued as of December 31, 2020 related to the related party notes payable, notes payable and vendor payables in trust.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that FF can cancel without a significant penalty.

Off-Balance Sheet Arrangements

We did not have relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. Thus, we did not have any off-balance sheet arrangements as of June 30, 2021 or December 31, 2020.

Critical Accounting Estimates

The preparation of our Condensed Consolidated Financial Statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosures of contingent liabilities, and the reported amounts of expenses during the reporting period. Management has based its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values that are not readily apparent from other sources.

Actual results may differ from these estimates under different assumptions or conditions. Changes in the accounting estimates are reasonably likely to occur from period to period. Accordingly, actual results could differ significantly from the estimates made by FF’s management. Critical accounting estimates and assumptions are evaluated on an ongoing basis including those related to the: (i) realization of tax assets and estimates of tax liabilities; (ii) valuation of equity securities; (iii) recognition and disclosure of contingent liabilities, including litigation reserves; (iv) fair value of related party notes payable and notes payable; (v) estimated useful lives of long-lived assets; and (vi) fair value of options granted to employees and non-employees and warrants. To the extent that there are material differences between these estimates and actual results, future financial statement presentation, financial condition, results of operations and cash flows will be affected. Given the global economic climate and unpredictable nature and unknown duration of the COVID-19 pandemic, estimates are subject to additional volatility.

For a description of FF’s significant accounting policies, see Note 3 Summary of Significant Accounting Policies, of the Notes to Consolidated Financial Statements in the Proxy/Prospectus. An accounting policy is considered to be critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time the estimate is made, and if different estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the Consolidated Financial Statements. Management believes the following critical accounting policies reflect the more significant estimates and assumptions used in the preparation of FF’s Consolidated Financial Statements.

Fair Value Measurements

Stock-Based Compensation

FF accounts for all stock-based compensation awards granted to employees and non-employees at fair value. FF’s stock-based payments consist of stock options subject to various vesting conditions. FF estimates the fair value of stock options using the Black-Scholes option-pricing model. Determining the fair value of stock-based compensation awards under this model requires highly subjective assumptions, including the fair value of the underlying ordinary share, risk-free interest rate, the expected term of the award, the expected volatility of the price of FF’s ordinary share, and the expected dividend yield of FF’s ordinary share. These estimates involve inherent uncertainties and the application of management’s judgment. If FF had made different assumptions, FF’s stock-based compensation expense and its net loss could have been materially different.

The assumptions and estimates are as follows:

●	Expected Term. Given FF does not have sufficient exercise history to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior, FF determines the expected term using the simplified method, which estimates the term based on an averaging of the vesting period and contractual term of the option grant for employee awards and the contractual term of the stock option award agreement for non-employees.

●	Expected Volatility. FF determines the expected volatility based on the historical average volatilities of publicly traded industry peers. FF intends to continue to consistently apply this methodology using the same or similar public companies until a sufficient amount of historical information regarding the volatility of FF’s own ordinary shares price becomes available, unless circumstances change such that the identified companies are no longer similar to FF, in which case more suitable companies whose stock prices are publicly available would be utilized in the calculation.

●	Risk-Free Interest Rate. The risk-free interest rate assumption is based upon observed interest rates on United States government securities appropriate for the expected term of the stock option.

●	Expected Dividend Yield. FF has not paid and does not anticipate applying any cash dividends in the foreseeable future and, therefore, FF uses an expected dividend yield of zero.

●	Forfeiture rate. The Company estimates a forfeiture rate to calculate its stock-based compensation expense for its stock-based awards. The forfeiture rate is based on an analysis of actual forfeitures. The Company will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on the Company’s stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the estimated forfeiture rate is changed.

●	Fair Value of Ordinary Stock. Because there is no public market for FF’s ordinary stock, FF’s Board of Directors has determined the fair value of FF’s ordinary stock at the time of the grant of stock options by considering a number of objective and subjective factors. The fair value of the underlying ordinary stock will be determined by FF’s Board of Directors until such time as FF’s ordinary stock commences trading on an established stock exchange or national market system. The fair value has been determined in accordance with applicable elements of the practice aid issued by the American Institute of Certified Public Accountants titled “Valuation of Privately Held Company Equity Securities Issued as Compensation”. FF’s Board of Directors grants stock options with exercise prices equal to the fair value of FF’s ordinary stock on the date of grant. See section entitled “Fair Value of Ordinary Stock” for additional discussion of the valuation model and assumptions used to fair value FF’s ordinary stock.

For the information relating to FF’s stock options granted in the six months ended June 30, 2021, see Note 13. Stock-Based Compensation of Notes to the Condensed Consolidated Financial Statements.

In addition to the assumptions used in the Black-Scholes option-pricing model, FF also estimates a forfeiture rate to calculate its stock-based compensation expense for FF’s stock-based awards. The forfeiture rate is based on an analysis of actual forfeitures. FF will continue to evaluate the appropriateness of the forfeiture rate based on actual forfeiture experience, analysis of employee turnover, and other factors. Changes in the estimated forfeiture rate can have a significant impact on FF’s stock-based compensation expense as the cumulative effect of adjusting the rate is recognized in the period the estimated forfeiture rate is changed. If a revised forfeiture rate is higher than the previously estimated forfeiture rate, an adjustment is made that will result in a decrease to our stock-based compensation expense recognized in FF’s Consolidated Financial Statements. If a revised forfeiture rate is lower than the previously estimated forfeiture rate, an adjustment will be made that will result in an increase to FF’s stock-based compensation expense recognized in FF’s Consolidated Financial Statements.

Fair Value of Ordinary Shares

FF is required to estimate the fair value of the ordinary shares underlying FF’s stock-based awards. The fair value of the ordinary shares underlying FF’s stock-based awards has been determined in each case by FF’s Board of Directors, with input from management and contemporaneous third-party valuation expert. FF believes that its Board of Directors has the relevant experience and expertise to determine the fair value of FF’s ordinary shares. FF’s Board of Directors intends all stock options granted to be exercisable at a price per share not less than the fair value per share of the ordinary share underlying those stock options on the date of grant.

In the absence of a public market for FF’s ordinary shares, the valuation of FF’s ordinary shares has been determined using a hybrid method, which incorporated a scenario-based method and an option pricing method. The valuation was performed in accordance with the guidelines outlined in the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

FF considered various objective and subjective factors to determine the fair value of FF’s ordinary shares as of each grant date, including:

●	Contemporaneous valuations performed by unrelated third-party experts;

●	The progress of FF’s research and development;

●	FF’s stage of development and commercialization and FF’s business strategy;

●	Industry information, such as external market conditions affecting the electric car industry and trends within the electric car industry;

●	Lack of marketability of FF’s ordinary stock;

●	Likelihood of achieving a liquidity event, such as an initial public offering, SPAC merger, or strategic sale given prevailing market conditions and the nature and history of FF’s business;

●	Prices, privileges, powers, preferences, and rights of our convertible preferred stock relative to those of FF’s ordinary stock;

●	Forecasted cash flow projections for FF’s business;

●	Liquidity of stock-based awards involving securities in a private company; and

●	Macroeconomic conditions.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. The probability of a liquidity event and the derived discount rate are significant assumptions used to estimate the fair value of FF’s ordinary stock. If FF had used different assumptions or estimates, the fair value of FF’s ordinary stock and FF’s stock-based compensation expense could have been materially different.

Following the completion of the Business Combination in July 2021, the Company will start estimating the fair value of options based on the market price of our Class A Ordinary Stock underlying the awards on the grant date.

During 2019 and 2020, FF’s estimated fair value of its Class A Ordinary Stock remained relatively consistent, fluctuating between $0.36 per share as of April 30, 2019 (“April 2019 valuation”), $0.346 per share as of March 31, 2020 (“March 2020 valuation”), before increasing, mostly as a result of the close of the Business Combination becoming more likely, to $0.391 per share as of January 20, 2021 (“January 2021 valuation”) and $1.123 per share as of April 20, 2021 (“April 2021 valuation”).

In order to estimate the fair value of FF’s Class A Ordinary Stock, FF utilized more than one valuation approach. The April 2019 valuation and March 2020 valuation were completed prior to the contemplation of the Business Combination as such, income and market approaches were utilized in estimating the fair value. The January 2021 valuation used a Hybrid Method, applying a probability-weighted expected return method (“PWERM”) to weight the indicated equity value determined under the option pricing model, income and market approaches for the scenario in which the Business Combination does not close, and the equity value implied by the planned Business Combination.

During 2019 and 2020, FF experienced financial hardship and was unable to satisfy its liabilities, including payables in vendor trust, notes payable, and related party notes payable. Further, given these financial hardships, FF was unable to successfully achieve its strategic plans, including completing its manufacturing facility in Hanford or generating revenues from the sale of FF 91, and therefore FF’s estimated fair value of Class A Ordinary Stock decreased slightly between 2019 and early 2020. Please refer to Key Factors Affecting Operating Results and Liquidity and Capital Resources within FF’s Management’s Discussion and Analysis of Financial Condition and Results of Operations for further details on FF’s operations, capital resources, and going concern.

The increase in value between the March 2020, the January 2021 valuation and the April 2021 valuation was due to FF’s progress towards the Business Combination. During the latter half of 2020, FF started contemplating a SPAC merger and began taking the necessary steps to prepare for the Business Combination with PSAC. The necessary steps undertaken to prepare for the Business Combination included meeting with PSAC and investment bankers, discussing timing expectations, and negotiating the preliminary letter of intent between PSAC and FF. As FF’s ongoing negotiations related to the Business Combination reflected an increased likelihood of a near-term exit transaction and/or liquidity event, the valuation of FF’s equity as of the January 2021 valuation took into consideration the indicated equity value implied by the negotiations as well as the uncertainty inherent in the future key milestones including execution of the Merger Agreement and PSAC’s shareholder vote. The April 2021 valuation took into consideration the signing of the Merger Agreement at January 27, 2021, the benefits expected as a result of amending the Merger Agreement on February 25, 2021, to increase the permitted amount of any additional bridge loan to $100 million, filing the Company’s Registration Statement on Form S-4 on April 5, 2021 and the appointment of the post-merger board of directors.

Fair Value Measurements and Fair Value of Related Party Notes Payable, Notes Payable

Fair value measurement applies to financial assets and liabilities as well as other assets and liabilities carried at fair value on a recurring and nonrecurring basis. Fair value is an exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. As a basis for considering such assumptions, GAAP establishes a three-tier value hierarchy, which prioritizes the inputs used in measuring fair value as follows:

Level 1	Valuations for assets and liabilities traded in active exchange markets, or interest in open-end mutual funds that allow a company to sell its ownership interest back at net asset value on a daily basis. Valuations are obtained from readily available pricing sources for market transactions involving identical assets, liabilities or funds.

Level 2	Valuations for assets and liabilities traded in less active dealer, or broker markets, such as quoted prices for similar assets or liabilities or quoted prices in markets that are not active. Level 2 instruments typically include U.S. government and agency debt securities, and corporate obligations. Valuations are usually obtained through market data of the investment itself as well as market transactions involving comparable assets, liabilities or funds.

Level 3	Valuations for assets and liabilities that are derived from other valuation methodologies, such as option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker-traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The accounting guidance for financial instruments allows entities to voluntarily choose to measure certain financial assets and liabilities at fair value (fair value option). The fair value option may be elected on an instrument-by-instrument basis and is irrevocable unless a new election date occurs. If the fair value option is elected for an instrument, unrealized gains and losses for that instrument should be reported in earnings at each subsequent reporting date.

FF has elected the fair value option for certain related party notes payable and notes payable with embedded derivatives. The fair value of certain related party notes payable and notes payable was determined using a yield method, probability weighted for the likelihood of a liquidity event prior to maturity that would result in the conversion of the notes payable into ordinary stock. The probability of a liquidity event and the derived discount rate are assumptions used to estimate the fair value of FF’s notes payable carried at fair value.

Income Taxes

FF recognizes deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the consolidated statements of operations and comprehensive loss in the period that includes the enactment date. A valuation allowance is recorded when it is more likely than not that some of the deferred tax assets will not be realized. In evaluating the need for a valuation allowance, management considers the weighting of all available positive and negative evidence, which includes, among other things, the nature, frequency and severity of current and cumulative taxable income or losses, future projections of profitability, and the duration of statutory carryforward periods.

FF recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in FF’s Consolidated Financial Statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized. FF recognizes interest and penalties accrued with respect to uncertain tax positions, if any, in its provision for income taxes in the consolidated statements of operations and comprehensive loss.

Recent Accounting Pronouncements

See Note 4. New Accounting Pronouncements of Notes to the Condensed Consolidated Financial Statements for a discussion about accounting pronouncements recently adopted and recently issued, but not yet adopted.

Quantitative and Qualitative Disclosures about Market Risk

FF is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact FF’s financial position due to adverse changes in financial market prices and rates. FF’s market risk exposure is primarily the result of fluctuations in interest rates and foreign currency exchange rates.

Interest Rate Risk

FF’s related party notes payable and notes payable are fixed rate instruments and are not subject to fluctuations in interest rates. FF did not enter into investments for trading for speculative purposes. FF has not been exposed, nor anticipate being exposed to material risk due to changes in interest rates.

Foreign Currency Exchange Risk

FF’s reporting currency is the U.S. dollar. FF is exposed to foreign currency exchange risk through its Chinese subsidiaries that use the Chinese Renminbi as their functional currency. The assets and liabilities of each of FF’s subsidiaries are translated into U.S. dollars at exchange rates in effect at each balance sheet date and operations accounts are translated using the average exchange rate for the relevant period. Decreases in the relative value of the U.S. dollar to other currencies may negatively affect operating results as expressed in U.S. dollars. Foreign currency translation adjustments are accounted for as a component of Accumulated Other Comprehensive income (loss) within Stockholders’ Deficit. Gains or losses due to transactions in foreign currencies are included in Other Expense, net in the Consolidated Statements of Operations and Comprehensive Loss. FF has not hedged its foreign currency risk, although FF may choose to do so in the future. FF does not believe that an immediate 10% increase or decrease in the relative value of the U.S. dollar to other currencies would have a material effect on its operating results.

Credit Risk

FF is exposed to credit risk through its financial instruments, which consist of cash, notes receivable, and deposits. FF maintains its cash with major financial institutions. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation (“FDIC”) insurance limits ($250 thousand per depositor per institution) and China Deposit Insurance Regulations limits (RMB 500 thousand per depositor per institution). FF believes the financial institutions that hold FF’s cash are financially sound and, accordingly, deem the credit risk low. FF is exposed to third party credit risk through its notes receivable balance. The credit risk on the note is mitigated by the borrower also being a lender to FF, and the amount due to the lender from FF is greater than the note receivable balance. FF is exposed to credit risk through payments of vendor deposits for tooling and equipment. FF closely monitors credit risk related to deposits held by vendor and has writes off any deposits determined to be unrecoverable.

As of June 30, 2021 and December 31, 2020, the Company had cash and restricted cash of approximately $58.2 million and $1.8 million, respectively.

CONTROLS AND PROCEDURES

Internal Control Over Financial Reporting

The Company's disclosure controls and procedures are designed to ensure that information required to be disclosed by the issuer in the reports that it files or submits under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized, and reported within the time periods specified in the Commission's rules and forms, and that such information is accumulated and communicated to management, including its Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Based on an evaluation of the Company’s disclosure controls and procedures (as defined in rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934, as amended), the Company’s Chief Executive Officer and Chief Financial Officer (its principal executive officer and principal financial and accounting officer, respectively) have concluded that the Company’s disclosure controls and procedures were not effective as of June 30, 2021, due to the material weaknesses in our internal control over financial reporting. The Company performed additional analysis as deemed necessary to ensure that the Company’s financial statements were prepare in accordance with GAAP. Accordingly, management believes that the financial statements included in this quarterly report present fairly in all material respects the Company’s financial position, results of operations, and cash flows for the periods presented.

Material Weaknesses in Internal Control over Financial Reporting

In connection with the preparation of FF’s Consolidated Financial Statements for the years ended December 31, 2020 and 2019, material weaknesses were identified in FF’s internal control over financial reporting that continue to exist. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its annual or interim consolidated financial statements will not be prevented or detected on a timely basis. These material weaknesses are as follows:

●	FF did not design and maintain an effective control environment commensurate with its financial reporting requirements. Specifically, the Company lacked a sufficient number of professionals with an appropriate level of accounting knowledge, training, and experience to appropriately analyze, record, and disclose accounting matters timely and accurately. Additionally, the lack of a sufficient number of professionals resulted in an inability to consistently establish appropriate authorities and responsibilities in pursuit of its financial reporting objectives, as demonstrated by, among other things, insufficient segregation of duties in its finance and accounting functions.

●	FF did not design and maintain effective controls in response to the risks of material misstatement. Specifically, changes to existing controls or the implementation of new controls were not sufficient to respond to changes to the risks of material misstatement to financial reporting, due to growth in the business.

●	FF did not design and maintain effective controls for communicating and sharing information between the legal and accounting and finance departments. Specifically, the accounting and finance departments are not consistently provided the complete and adequate support, documentation, and information to record transactions within the financial statements timely, completely, and accurately.

These material weaknesses contributed to the following additional material weaknesses:

●	FF did not design and maintain effective controls to address the identification of and accounting for certain non-routine, unusual or complex transactions, including the proper application of U.S. GAAP of such transactions. Specifically, FF did not design and maintain controls to timely identify and account for embedded derivatives related to convertible notes, impute interest on related party notes payable with interest rates below market rates, and account for failed sale leaseback transactions.

●	FF did not design and maintain formal accounting policies, procedures, and controls to achieve complete, accurate, and timely financial accounting, reporting, and disclosures, including controls over account reconciliations and journal entries, including segregation of duties, assessing the reliability of reports and spreadsheets used in controls, and the timely identification and accounting for cut-off of expenditures.

●	FF did not design and maintain effective controls over information technology (IT) general controls for information systems that are relevant to the preparation of its financial statements, specifically, with respect to: (i) program change management controls to ensure that IT program and data changes affecting financial IT applications and underlying accounting records are identified, tested, authorized, and implemented appropriately; (ii) user access controls to ensure appropriate segregation of duties and that adequately restrict user and privileged access to financial applications, programs, and data to appropriate company personnel; and (iii) computer operations controls to ensure that critical batch jobs are monitored and data backups are authorized and monitored.

Remediation of Material Weaknesses in Internal Control Over Financial Reporting

Management is actively engaged and committed to taking the steps necessary to remediate the control deficiencies that constituted the material weaknesses. During 2021, we made the following enhancements to our internal control over financial reporting:

●	We added finance and accounting personnel to the organization to strengthen our finance and accounting teams. The additional personnel are expected to provide oversight, structure, reporting lines, and additional review over our disclosures; and

●	We implemented new policies, procedures, and an IT system relevant to the preparation of our financial statements to improve communication of key areas across the different departments at the Company and to provide adequate structure, accountability, and segregation of duties;

Our remediation activities are continuing during 2021. In addition to the above actions, we expect to engage in additional activities, including, but not limited to:

●	Continuing to hire key finance and accounting personnel as we scale and until we have sufficient technical accounting resources, combined with engaging external consultants to provide support and to assist us in our evaluation of more complex applications of U.S. GAAP and to assist us with documenting and assessing our accounting policies and procedures;

●	Designing and implementing procedures to identify and evaluate changes in our business and the impact on our internal controls;

●	Designing and implementing formal processes, accounting policies, procedures, and controls supporting our financial close process, including creating standard balance sheet reconciliation templates and journal entry controls;

●	Continuing to implement additional IT systems relevant to the preparation of our financial statements and controls over financial reporting to improve communication of key areas across the different departments at the Company and to provide adequate structure, accountability and segregation of duties; and

●	Designing and implementing IT general controls, including controls over change management, the review and update of user access rights and privileges and controls over batch jobs and data backups.

We continue to enhance corporate oversight over process-level controls and structures to ensure that there is appropriate assignment of authority, responsibility, and accountability to enable remediation of our material weaknesses.

While we have made progress, our material weaknesses will not be considered remediated until we complete the design and implementation of the enhanced controls, the controls operate for a sufficient period of time, and we have concluded, through testing, that these controls are effective. We believe that our remediation plan will be sufficient to remediate the identified material weakness and strengthen our internal control over financial reporting.

As management continues to evaluate and work to improve our internal control over financial reporting, we may determine that additional measures or modifications to the remediation plan are necessary.

Changes in Internal Control over Financial Reporting

There have been no changes in internal control over financial reporting during the quarter ended June 30, 2021 that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.